Phillips 66 Partners Reports Third-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Third-Quarter 2019 Earnings

Highlights

•	Achieved record earnings of $237 million and adjusted EBITDA of $323 million

•	Increased quarterly distribution to $0.865 per common unit

•	Started up Lake Charles isomerization unit

•	Initiated line fill on Gray Oak Pipeline

HOUSTON, Oct. 25, 2019 – Phillips 66 Partners LP (NYSE: PSXP) announces third-quarter 2019 earnings of $237 million, or $1.15 per diluted common unit. Cash from operations was $276 million, and distributable cash flow was $255 million. Adjusted EBITDA was $323 million in the third quarter, compared with $319 million in the prior quarter.

“We delivered another quarter of record earnings and further advanced our major projects,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “We reached full production at the Lake Charles isomerization unit and started line fill and commissioning activities on the Gray Oak Pipeline. Our financial strength and portfolio of organic projects position us well to deliver competitive distribution growth while maintaining strong coverage and leverage ratios.”

On Oct. 16, 2019, the general partner’s board of directors declared a third-quarter 2019 cash distribution of $0.865 per common unit, a 9% increase over third quarter 2018. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Third-Quarter Earnings

Financial Results

Phillips 66 Partners’ third-quarter 2019 earnings were $237 million, compared with $233 million in the second quarter of 2019. The Partnership reported adjusted EBITDA of $323 million in the third quarter, compared with $319 million in the prior quarter. The improvements are primarily due to higher volumes and increased tariff rates, partially offset by higher planned maintenance expenses.

Liquidity, Capital Expenditures and Investments

As of Sept. 30, 2019, total debt outstanding was $3.8 billion, reflecting a $900 million issuance of unsecured notes and a $400 million term loan repayment in the quarter. The Partnership had $655 million in cash and cash equivalents and $749 million available under its revolving credit facility. On Oct. 15, 2019, the Partnership repaid an additional $300 million of debt.

The Partnership’s total capital spending for the quarter was $161 million, including $25 million of maintenance capital. Expansion capital of $136 million included spend on the C2G Pipeline, the Clemens Caverns and the Sweeny to Pasadena Pipeline, as well as investment in the South Texas Gateway Terminal.

On Aug. 1, 2019, the Partnership closed on a transaction to eliminate the incentive distribution rights (IDRs) and economic interest of its general partner in exchange for 101 million newly issued common units. Following the close of the transaction, Phillips 66 held approximately 170 million common units, representing 75% of outstanding common units.

Strategic Update

The Partnership is constructing the 900,000 barrels per day (BPD) Gray Oak Pipeline, which is anticipated to begin initial service in the fourth quarter of 2019. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to Texas Gulf Coast destinations that include Corpus Christi, the Sweeny area, including the Phillips 66 Sweeny Refinery, as well as access to the Houston market. Phillips 66 Partners has a 42.25% ownership in the pipeline.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal currently being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with storage capacity of over 7 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up by mid-2020.

The Partnership is increasing storage capacity at Clemens Caverns from 9 million barrels to 15 million barrels in connection with the Phillips 66 project to add natural gas liquid (NGL) fractionation capacity at the Sweeny Hub. The caverns expansion is expected to be completed in the fourth quarter of 2020.

Phillips 66 Partners is also constructing the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in mid-2021.

The Sweeny to Pasadena Pipeline expansion project will add 80,000 BPD of pipeline capacity, providing additional naphtha offtake from the Sweeny fractionators. In addition, product storage capacity will be increased by 300,000 barrels at the Pasadena Terminal, and new connectivity will be added to third-party terminals. The project is expected to be completed in the second quarter of 2020.

Phillips 66 Partners Reports Third-Quarter Earnings

The 25,000 BPD isomerization unit at the Phillips 66 Lake Charles Refinery was completed in July and ramped up to full production in the quarter. The project increases Phillips 66’s production of higher-octane gasoline blend components. The Partnership has a long-term agreement with Phillips 66 for processing services with a minimum volume commitment.

Phillips 66 Partners Reports Third-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s third-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Brent Shaw (investors) 832-765-2297 brent.d.shaw@p66.com	Dennis Nuss (media) 855-841-2368 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Third-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements as defined under the federal securities laws. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “coverage ratio.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA, distributable cash flow and coverage ratio may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA, distributable cash flow and coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliations of current quarter EBITDA, adjusted EBITDA and distributable cash flow to net income and net cash provided by operating activities are included in this release. Additionally, the disaggregation of capital expenditures and investments between expansion and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because our partnership agreement requires that we treat expansion and maintenance capital differently for certain surplus determinations. Further, we generally fund expansion capital spending with both operating and financing cash flows and fund maintenance capital spending with operating cash flows. We believe this is an important distinction in our liquidity profile.

References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Third-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q3 2019	Q2 2019
Selected Income Statement Data
Total revenues and other income	$411	401
Net income	237	233

Adjusted EBITDA	323	319
Distributable cash flow	255	254

Net Income Per Limited Partner Unit—Diluted (Dollars)
Common units	$1.15	1.15

Selected Balance Sheet Data
Cash and cash equivalents	$655	130
Equity investments	2,921	2,912
Total assets	7,190	6,544
Total debt	3,815	3,324
Equity held by public
Preferred units	746	746
Common units	2,664	2,555
Equity held by Phillips 66
Common units	(655)	626
General partner	—	(1,310)

Phillips 66 Partners Reports Third-Quarter Earnings

Statement of Income

	Millions of Dollars
	Q3 2019	Q2 2019
Revenues and Other Income
Operating revenues—related parties	$262	256
Operating revenues—third parties	8	7
Equity in earnings of affiliates	139	137
Other income	2	1
Total revenues and other income	411	401

Costs and Expenses
Operating and maintenance expenses	91	85
Depreciation	30	29
General and administrative expenses	16	17
Taxes other than income taxes	10	9
Interest and debt expense	26	27
Total costs and expenses	173	167
Income before income taxes	238	234
Income tax expense	1	1
Net income	237	233
Less: Preferred unitholders’ interest in net income	9	9
Less: General partner’s interest in net income	—	71
Limited partners’ interest in net income	$228	153

Phillips 66 Partners Reports Third-Quarter Earnings

Selected Operating Data

	Q3 2019	Q2 2019
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$121	117
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	998	1,000
Refined petroleum products and natural gas liquids	990	995
Total	1,988	1,995

Average pipeline revenue per barrel (dollars)	$0.66	0.64

Terminals
Terminal revenues (millions of dollars)	$41	39
Terminal throughput (thousands of barrels daily)
Crude oil(2)	493	456
Refined petroleum products	819	809
Total	1,312	1,265

Average terminaling revenue per barrel (dollars)	$0.33	0.33

Storage, processing and other revenues (millions of dollars)	$108	107
Total operating revenues (millions of dollars)	$270	263

Joint Venture Operating Data(3)
Crude oil, refined petroleum products and natural gas liquids (thousands of barrels daily)	786	772
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline and terminal volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q3 2019	Q2 2019
Capital Expenditures and Investments
Expansion	$136	102
Maintenance	25	12
Capital expenditures and investments	$161	114

Phillips 66 Partners Reports Third-Quarter Earnings

Cash Distributions

	Millions of Dollars Except as Indicated
	Q3 2019	Q2 2019
Cash Distributions†
Common units—public	$50	49
Common units—Phillips 66	147	58
General partner—Phillips 66	—	70
Total	$197	177

Cash Distribution Per Common Unit (Dollars)	$0.865	0.855

Coverage Ratio*	1.29	1.44
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distributions was 1.40x and 1.56x at Q3 2019 and Q2 2019, respectively.

Phillips 66 Partners Reports Third-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income

	Millions of Dollars
	Q3 2019	Q2 2019

Net Income	$237	233
Plus:
Depreciation	30	29
Net interest expense	25	26
Income tax expense	1	1
EBITDA	293	289
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	30	29
Expenses indemnified or prefunded by Phillips 66	—	1
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	323	319
Plus:
Deferred revenue impacts*†	—	(4)
Less:
Equity affiliate distributions less than proportional EBITDA	9	13
Maintenance capital expenditures†	25	12
Net interest expense	25	26
Preferred unit distributions	9	9
Income taxes paid	—	1
Distributable cash flow	$255	254
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports Third-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities

	Millions of Dollars
	Q3 2019	Q2 2019

Net Cash Provided by Operating Activities	$276	276
Plus:
Net interest expense	25	26
Income tax expense	1	1
Changes in working capital	(9)	(11)
Undistributed equity earnings	(4)	(1)
Deferred revenues and other liabilities	2	1
Other	2	(3)
EBITDA	293	289
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	30	29
Expenses indemnified or prefunded by Phillips 66	—	1
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	323	319
Plus:
Deferred revenue impacts*†	—	(4)
Less:
Equity affiliate distributions less than proportional EBITDA	9	13
Maintenance capital expenditures†	25	12
Net interest expense	25	26
Preferred unit distributions	9	9
Income taxes paid	—	1
Distributable cash flow	$255	254
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.